Exhibit 99.1

Bank of the James Announces Second Quarter, First Half 2015 Financial Results

Expanded Commercial, Residential Lending Drives Interest Income Growth, Record Assets

Lynchburg, VA., July 24, 2015 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, today announced unaudited results for the three months and six months ended June 30, 2015.

Performance Highlights

•	Bank of the James was named as one of the nation’s top 200 performing community banks by American Banker.

•	Net income for the three months ended June 30, 2015 was $957,000, or $0.28 per diluted share, up 13.5% from $843,000, or $0.25 per diluted share, for the three months ended June 30, 2014. This represented record second quarter earnings for the company.

•	For the six months ended June 30, 2015, net income rose 21.7% to $1.88 million or $0.56 per diluted share compared with $1.55 million or $0.46 per diluted share for the six months ended June 30, 2014.

•	Net interest income in both three month and six month periods of 2015 increased compared to the same periods in 2014, driven primarily by an approximately 11% increase in interest income generated from loans for both the three and six months in 2015 as compared to the same periods last year.

•	Total loans (including loans held for sale), net of allowance for loan losses, rose to a record $415.40 million at June 30, 2015, reflecting balanced contributions from business lending and residential mortgage lending, and strong year-over-year growth in single- and multi-family construction lending.

•	Total assets increased to a record $492.84 million at June 30, 2015 as compared to $460.87 at December 31, 2014, an increase of 6.9%.

•	Total deposits were $445.39 million, up 11.5% since December 31, 2014, and included 12% growth in core noninterest bearing deposits during the first six months of 2015.

•	Measures of shareholder value increased, with return on average assets (ROAA) and return on average equity (ROAE) rising to 0.79% and 10.71%, respectively, for the quarter ended June 30, 2015, up from 0.75% and 10.30%, respectively, in second quarter 2014.

•	Total stockholders’ equity increased more than 10% from a year ago, and the company’s book value per share rose to $10.68 at June 30, 2015 from $9.70 at June 30, 2014.

Robert R. Chapman III, President and CEO, commented: “Balanced growth throughout our franchise and continued expansion across a diverse range of business sectors is supporting positive trends in the company’s earnings and which we believe is building value for shareholders. We believe the quality of service, our team’s market knowledge, and a variety of products and capabilities have given us exceptional competitive strength.

“We feel our unwavering focus on providing a suite of financial solutions, including loans, deposits, treasury services, mobile banking and more, have made us a clear choice as the resource for customers’ financial needs, and supports the bank’s ability to earn a greater share of our customers’ total banking business. Increased productivity, strong risk and credit management, and continued asset quality have all contributed to earnings growth in a competitive marketplace and a strengthening economy.”

Second Quarter 2015 Reflects Growth, Margin Strength

Net income for the three months ended June 30, 2015 was $957,000 or $0.28 per diluted share compared with $843,000 or $0.25 per diluted share for the quarter ended June 30, 2014, reflecting growing interest income, a limited increase in interest expense, and increased mortgage origination fee income. With increased lending activity, interest income rose 8.3% to $4.99 million in second quarter 2015 compared with $4.61 million in second quarter 2014. Interest expense increased 13.6% in second quarter 2015 compared with second quarter 2014, mostly due to increased time deposits.

Net interest income grew 7.5% to $4.32 million for the three months ended June 30, 2015 compared with $4.02 million for the three months ended June 30, 2014. The company’s provision for loan losses was $57,000 compared with no provision a year ago, consistent with increased lending activity.

The company’s net interest margin was 3.76% and net interest spread was 3.61% for the three months ended June 30, 2015, slightly lower than a margin of 3.96% and spread of 3.78% for the three months ended June 30, 2014. Net interest margin and net interest spread were relatively stable from first to second quarter 2015.

“The continued low interest rate environment continues to drive intense competition for quality loans, so maintaining relative stability in margins has been encouraging,” said J. Todd Scruggs, CFO. “We believe this directly relates to the additional client value we provide through service and customized, integrated financial solutions. The bank’s net interest spread reflects our ongoing ability to effectively manage rates on deposits and borrowings, managing our cost of funding for our lending activity.”

Noninterest income from fees, service charges and commissions, including fees from the bank’s expanded line of treasury management services for commercial customers, was $1.08 million in second quarter 2015, up from $957,000 in second quarter 2014. Quarterly mortgage fee income, primarily reflecting increased residential purchase mortgage originations, was up 51% year-over-year.

Noninterest expense was $3.94 million, up from $3.76 million a year earlier, primarily reflecting modest annual increases in compensation and benefits expense, which included staffing of a new full-service banking facility in Harrisonburg, Virginia along with an increase in variable compensation paid as a result of the increase in mortgage origination loans.

Chapman stated: “We have been encouraged with the productivity of investments and hiring to expand the bank’s presence into the Charlottesville and Harrisonburg markets. We are thankful for the positive reception we have received in these markets. We are building a loan pipeline and growing a client base in the early stages of Harrisonburg’s operations. Our investment in people, operations and facilities has impacted the company’s efficiency ratio, which is lower than last year but not yet where we want it to be. We look forward to growth and productivity gains being reflected by greater efficiency.”

First Half Operational Overview

Net income for the six months ended June 30, 2015 was $1.88 million or $0.56 per diluted share – a company record for first half earnings – compared with $1.55 million or $0.46 per diluted share for the six months ended June 30, 2014.

Total interest income, driven by growth in loans, increased 7.2% to $9.82 million for the six months ended June 30, 2015 compared with $9.16 million for the six months ended June 30, 2014. Net interest income rose to $8.52 million in first half 2015 from $7.98 million in first half 2014. The company’s provision for loan losses of $157,000 in first half 2015 versus $55,000 in first half 2014, primarily reflected growth in lending activity.

Noninterest income was $2.03 million in first half 2015 compared with $1.67 million in first half 2014. The primary contributor to growth was fee income from purchase mortgage originations, which increased 63% to $1.14 million in first half 2015 compared with $696,000 in first half 2014.

“The steady recovery of the housing market, and our expanded mortgage lending activity in Roanoke and Appomattox, Virginia have contributed to our leadership as a mortgage lender. We believe our success in winning share in this competitive sector is our mortgage team’s ability to provide a positive customer experience and outstanding support,” explained Chapman. “With so many mortgage options available, we are gratified people are choosing Bank of The James as their mortgage lender.”

Noninterest expense was $7.62 million for the six months ended June 30, 2015 compared $7.37 million for the six months ended June 30, 2014. Salaries and employee benefits increased, however, even with the addition of the Harrisonburg facility and growth of the bank’s Charlottesville office, occupancy costs declined year-over-year.

First Quarter, First Half Balance Sheet Review

Loans (including loans held for sale), net of allowance for loan losses, increased to $415.40 million at June 30, 2015, up from $395.60 million at December 31, 2014 and a 15% increase from $361.63 million at June 30, 2014.

Commercial loan balances rose to $66.30 million at June 30, 2015, up 8.5% compared with June 30, 2014, and up nearly $3.0 million compared with balances at the end of first quarter 2015. Non-owner occupied real estate (primarily commercial real estate) balances were up 22.3% year-over year, reflecting a consistent double-digit growth trend in commercial real estate lending, driven by steady demand in Region 2000 and strong contributions from the company’s expanding Charlottesville operations.

During the second quarter, the company added eight new client relationships, each with more than $200,000 in loans. Chapman said linked depository and treasury management services continue to characterize new and existing client relationships, a trend which has supported the company’s ability to attract noninterest bearing deposits and use of treasury services.

Loans for construction of 1-4 family and commercial properties increased nearly 35% year-over year, to $21.49 million from $15.95 million. Chapman noted the majority of the lending activity has been related to new home construction as existing home inventories have tightened considerably and market demand for housing continues to rebound from post-recessionary levels. Expansion of the area’s colleges and universities has also contributed to construction lending activity.

“We have strong, longstanding relationships with local builders,” Chapman explained. “During the recession, construction slowed considerably, but we maintained our commitment to these clients, provided banking services to help manage their businesses through challenging times, and provided financing when they had opportunities. We believe the increased activity, in part, reflects the value customers place on a bank that emphasizes loyalty and relationships, and a reputation that has attracted new business.”

Owner occupied real estate loans (primarily residential 1-4 family mortgages) increased 13% to $124.39 million at June 30, 2015, up $14.4 million from a year ago. While retaining a meaningful portion of mortgage loans with fixed rates of five years or less, the company continues to sell substantially all of its longer-term, fixed rate mortgages contemporaneously with closing. This was reflected in $2.97 million in loans held for sale at June 30, 2015 compared to $1.03 million at December 31, 2014.

Total deposits at June 30, 2015 increased to a company record $445.39 million, continuing the company’s record pace of deposit growth, and were up from $399.50 million at December 31, 2014 and $400.26 million a year earlier.

Total assets were $492.84 million at June 30, 2015, a 6.94% increase from $460.87 million at December 31, 2014 and up from $447.36 million at June 30, 2014. The company grew its balance sheet while maintaining strong asset quality metrics. At June 30, 2015, the ratio of nonperforming loans to total loans was 0.46%. The dollar amount of total nonperforming loans decreased to $1.91 million at June 30, 2015, down 45.6% from December 31, 2014. The company moved certain assets from nonperforming status into other real estate owned (OREO), which increased to $2.07 million at June 30, 2015 compared with $956,000 at December 31, 2014. The company’s allowance for loan losses to nonperforming assets exceeded 200% at June 30, 2015. The company’s regulatory capital ratios continued to exceed accepted regulatory standards for a well capitalized institution.

Accolades Announced in the Second Quarter

In May, Bank of the James announced it had been named to the list of the top 200 community banks compiled by American Banker. This year’s Top 200 Ranking was based upon the three-year average Return on Equity for the years 2012, 2013 and 2014. The ranking included all exchange-traded banks and thrifts with less than $2 Billion in total assets as of December 31, 2014 that did not have a) a leverage ratio of less than 5%, b) a Tier 1 risk-based capital ratio of less than 6%, or c) a total risk-based capital ratio of less than 10%. There were 750 institutions across the nation fitting the criteria.

As noted in a previous press release regarding the recognition, Chapman commented, “We are honored to be included on the list of the top performing community banks in the country. We believe our company-wide commitment to financial performance goes hand-in-hand with our traditional commitment to our customers and community. It is because of the relationships we have built with our customers and the dedication from our knowledgeable employees that we have been able to build a reputation in the Central Virginia area as a community-focused bank. We think that our success in building our reputation is what has allowed us to expand our reach to Roanoke, Charlottesville and Harrisonburg.”

Outlook

Chapman concluded: “We expect to continue executing our strategy to grow all sectors of our business. We believe we have the resources and capabilities to capitalize on the opportunities presented in an improving, but still not robust, economy. Our well-established franchise in Region 2000 is performing up to our expectations, and our operations in Charlottesville has consistently exceeded expectations.

“The first half is historically the strongest for home buying and mortgage activity, but we expect solid performance in the second half of the year. The commercial market should continue to present opportunities to grow all facets of commercial lending and build integrated banking relationships that have been a critical component of our growth. We look forward to maximizing the value of the company to all our stakeholders as we progress through the year.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets in and around Central Virginia. The bank operates nine full service locations, one limited service branch, two loan production offices, and an investment services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by

Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Jun 30, 2015	Three months ending Jun 30, 2014	Change	Year to date Jun 30, 2015	Year to date Jun 30, 2014	Change
Interest income	$4,991	$4,610	8.26%	$9,817	$9,155	7.23%
Interest expense	667	587	13.63%	1,297	1,178	10.10%
Net interest income	4,324	4,023	7.48%	8,520	7,977	6.81%
Provision for loan losses	57	—	n/a	157	55	185.45%
Noninterest income	1,078	957	12.64%	2,025	1,674	20.97%
Noninterest expense	3,935	3,757	4.74%	7,615	7,366	3.38%
Income taxes	453	380	19.21%	889	682	30.35%
Net income	957	843	13.52%	1,884	1,548	21.71%
Weighted average shares outstanding	3,371,616	3,364,874	0.20%	3,371,616	3,364,874	0.20%
Basic net income per share	$0.28	$0.25	$0.03	$0.56	$0.46	$0.10
Fully diluted net income per share	$0.28	$0.25	$0.03	$0.56	$0.46	$0.10

Balance Sheet at period end:	Jun 30, 2015	Dec 31, 2014	Change	Jun 30, 2014	Dec 31, 2013	Change
Loans, net	$412,425	$394,573	4.52%	$358,451	$339,994	5.43%
Loans held for sale	$2,972	1,030	188.54%	3,180	1,921	65.54%

Total securities	31,972	26,923	18.75%	39,046	49,628	-21.32%

Total deposits	445,386	399,497	11.49%	400,261	387,398	3.32%

Stockholders’ equity	36,008	34,776	3.54%	32,633	29,772	9.61%

Total assets	492,836	460,865	6.94%	447,360	434,511	2.96%

Shares outstanding	3,371,616	3,371,616	—	3,364,874	3,364,874	—
Book value per share	$10.68	$10.31	$0.37	$9.70	$8.85	$0.85

Daily averages:	Three months ending Jun 30, 2015	Three months ending Jun 30, 2014	Change	Year to date Jun 30, 2015	Year to date Jun 30, 2014	Change
Loans, net	$406,994	$352,333	15.51%	$402,134	$347,887	15.59%
Loans held for sale	2,199	1,539	42.88%	1,884	1,089	73.00%

Total securities	30,728	45,089	-31.85%	28,897	48,216	-40.07%

Total deposits	429,617	402,723	6.68%	420,294	397,975	5.61%

Stockholders’ equity	35,834	32,832	9.14%	35,481	32,499	9.18%
Interest earning assets	457,569	409,641	11.70%	452,441	406,318	11.35%
Interest bearing liabilities	368,441	339,666	8.47%	365,160	339,021	7.71%

Total assets	487,074	448,363	8.63%	481,316	444,128	8.37%

Financial Ratios:	Three months ending Jun 30, 2015	Three months ending Jun 30, 2014	Change	Year to date Jun 30, 2015	Year to date Jun 30, 2014	Change
Return on average assets	0.79%	0.75%	0.04	0.79%	0.70%	0.09
Return on average equity	10.71%	10.30%	0.41	10.71%	9.61%	1.10
Net interest margin	3.76%	3.96%	(0.20)	3.80%	3.98%	(0.18)
Efficiency ratio	72.84%	75.44%	(2.60)	72.21%	76.32%	(4.11)
Average equity to average assets	7.36%	7.32%	0.04	7.37%	7.32%	0.05

Allowance for loan losses:	Three months ending Jun 30, 2015	Three months ending Jun 30, 2014	Change	Year to date Jun 30, 2015	Year to date Jun 30, 2014	Change
Beginning balance	$4,746	$5,261	-9.79%	$4,790	$5,186	-7.64%
Provision for losses	57	—	N/A	157	55	185.45%
Charge-offs	(259)	(97)	167.01%	(460)	(101)	355.45%
Recoveries	42	13	223.08%	99	37	167.57%
Ending balance	4,586	5,177	-11.42%	4,586	5,177	-11.42%

Nonperforming assets:	Jun 30, 2015	Dec 31, 2014	Change	Jun 30, 2014	Dec 31, 2013	Change
Total nonperforming loans	$1,908	$3,505	-45.56%	$3,153	$3,066	2.84%

Other real estate owned	2,065	956	116.00%	1,329	1,451	-8.41%

Total nonperforming assets	3,973	4,461	-10.94%	4,482	4,517	-0.77%

Troubled debt restructurings - (performing portion)	847	376	125.27%	559	564	-0.89%

Asset quality ratios:	Jun 30, 2015	Dec 31, 2014	Change	Jun 30, 2014	Dec 31, 2013	Change
Nonperforming loans to total loans	0.46%	0.88%	(0.42)	0.87%	0.88%	(0.01)
Allowance for loan losses to total loans	1.10%	1.20%	(0.10)	1.42%	1.50%	(0.08)
Allowance for loan losses to nonperforming loans	240.36%	136.66%	103.69	164.19%	169.15%	(4.95)